EXHIBIT 10.4

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of June 1, 2003, by and among Raybor Management Inc., a Delaware corporation (“Raybor”), Back 2 Backs, Inc., an Oregon corporation (“B2B”) and Dennis L. Simpson (“Simpson”), Jeffrey D. Hoyal (“Hoyal”), Thomas J. Purtzer (“Purtzer”), Robert J. Trujillo (“Trujillo”) and Mark D. Peterson (“Peterson” and who along with Simpson, Hoyal, Trujillo and Purtzer are individually referred to as a “Shareholder and collectively as the “Shareholders”)

RECITALS

A. B2B owns and operates four clinics treating lower back pain by means of spinal decompression technology. Freedom Financial, Inc., an Oregon corporation (“Freedom”) provides equipment lease financing to B2B and other financial services to B2B and to third parties. IC Marketing, Inc. a Nevada corporation (“ICM”) sends direct mail magazine subscription offers to the public. American Consumer Publishing Association, Inc., an Oregon corporation (“ACPA”) provides magazine order processing and other administrative services for ICM’s magazine subscription business. Raybor is a public shell corporation whose shares of common stock have been registered under the Securities Exchange Act of 1934, as amended.

B. B2B’s and Freedom’s businesses are complementary and closely related as are those ACPA and ICM. It would be advantageous to ICM, ACPA, B2B and Freedom if they were part of the same corporate “family” as such a structure would bring complementary businesses under common control and ownership and at the same time, because B2B’s and Freedom’s businesses, on the one hand, and ACPA’s and ICM’s, on the other, are quite different and distinct, would provide diversified revenue streams. Raybor would provide a vehicle to raise additional capital on for ICM, ACPA, B2B and Freedom.

C. Consequently, the Shareholders wish to exchange all of their shares in B2B solely for shares of Raybor’s voting common stock and, concurrently with the execution and delivery of this Agreement, ICM and the shareholders of ICM (“ICM Shareholders”), B2B and the shareholders of B2B (“B2B Shareholders”) and Freedom and the sole shareholder of Freedom (“Freedom Shareholder”), have entered into share exchange agreements (the “Other Agreements”) with Raybor, similar to this Agreement, providing for the exchange of all the shares of capital stock in each of ICM, B2B and Freedom owned by the ICM Shareholders, the B2B Shareholders and the Freedom Shareholder, respectively, solely for shares of Raybor’s voting common stock.

D. The Shareholders, the ICM Shareholders, the B2B Shareholders and the Freedom Shareholder intend, by executing this Agreement and the Other Agreements, to adopt a plan of reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the transactions contemplated hereby and thereby to qualify as a “reorganization” under the provisions of Section 368(a)(1)(B) of the Code.

Now, therefore, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

Section 1.01. Affiliate. “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

Section 1.02. Employee. “Employee” shall mean any current or former or retired employee, consultant or director of B2B.

Section 1.03. Employee Plan “Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by B2B for the benefit of any Employee, or with respect to which B2B has or may have any liability or obligation.

Section 1.05. Employment Agreement. “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between B2B and any Employee of B2B.

Section 1.06. ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 1.07. IRS. “IRS” shall mean the Internal Revenue Service;

Section 1.08. Lien. “Lien” means any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title or other encumbrance of any sort, other than (a) mechanic’s, materialmen’s, and similar liens with respect to any amounts not yet due and payable, and (b) liens for taxes not yet due and payable.

Section 1.09. Material Adverse Effect. “Material Adverse Effect” shall mean any adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of Raybor or of B2B, as the case may be, which is material to Raybor or to the Shareholders, as the case may be.

Section 1.10. Parties or Party. “Parties” shall mean B2B, Raybor and the Shareholders and Party shall mean any of B2B, Raybor and the Shareholders.

Section 1.11. Pension Plan “Pension Plan” shall mean an Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

Section 1.12. Person. “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

Section 1.13. Raybor Common Stock. “Raybor Common Stock” means voting Common Stock of Raybor, $0.0001 par value per share.

Section 1.14. SEC. “SEC” means the United States Shares and Exchange Commission.

Section 1.15. Tax. “Tax” or, collectively, “Taxes”, means (a) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. section 1.1502-6 or any comparable provision of foreign, state or local law); and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

ARTICLE 2. EXCHANGE OF SHARES

Section 2.01 Exchange of Shares; Exchange Ratio. Subject to the terms of this Agreement and based upon the representations and warranties herein contained, each Shareholder hereby sells, transfers and assigns to Raybor and Raybor hereby purchases and accepts the transfer and assignment, as of and with effect from the date of this Agreement, the shares of capital stock of B2B set forth opposite such Shareholder’s name in Schedule 2.01 (“B2B Shares”) in consideration for the issuance and delivery by Raybor to such Shareholder of Three Thousand Two Hundred Twenty Six (3,226) shares of Raybor Common Stock (the “Shares”) in exchange for each one (1) B2B Share transferred by such Shareholder to Raybor.

Section 2.02. Shareholder Entitlements to Raybor Shares. The total number of Shares to be issued to each of the Shareholders are as follows:

Shareholder	Total No. of Shares
Dennis L. Simpson	600,036
Jeffrey D. Hoyal	600,036
Thomas J. Purtzer	600,036
Robert J. Trujillo	600,036
Mark D. Peterson	600,036

Section 2.03 Post Closing Capitalization. The number of issued and outstanding shares of Raybor Common Stock that will be owned by each of the Shareholders, the ICM Shareholders, the B2B Shareholders and the Freedom Shareholder, and the percentage of the total number of issued and outstanding shares of Raybor Common Stock owned each such Person immediately after the execution and delivery of this Agreement and the Other Agreements shall be as follows:

Name	Number of Shares	Percentage
Dennis L. Simpson	22,095,036	64.68%
Jeffrey D. Hoyal	7,095,036	20.77%
Noreen M. Ackermann	2,006,000	5.87%
Thomas J. Purtzer	600,036	1.75%
Mark D. Peterson	600,036	1.75%
Robert J. Trujillo	600,036	1.75%
Robert G. Couch	200,000.59%
Alan R. Herson	200,000.59%
David A. Yost	200,000.59%
William S. Strickler	200,000.59%
Stephen A. Pugsley, Sr.	200,000.59%
Catherine L. Thumler	50,000.15%
Raymond L. Ayala	50,000.15%
Noel M. Littlefield	50,000.15%
Rick Plotnikoff	10,000.03%

Total Shares	34,156,180	100.00%

Section 2.04. Closing Deliveries. Concurrently with the execution and delivery of this Agreement, (a) Raybor shall deliver or cause to be delivered to the Shareholders the Shares required to be delivered pursuant to Section 2.01 dated as of the date of this Agreement and executed for and on behalf of Raybor by a duly authorized officer thereof and (b) the Shareholders shall deliver to Raybor certificates representing all of the B2B Shares. All such B2B Share certificates shall be fully transferable on the books of the B2B and duly endorsed for transfer to Raybor.

Section 2.05. Taking of Necessary Action. From time to time after the date of this Agreement, at the request of Raybor and at the expense of Raybor, the Shareholders shall execute and deliver such other instruments of transfer, conveyance, assignment and confirmation and take such action as Raybor may reasonably determine is necessary to transfer, convey and assign to it, and to confirm its title to or interest in, the B2B Shares.

ARTICLE 3. SHAREHOLDERS’ REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Shareholder, for himself severally and not jointly, hereby represents and warrants to Raybor that the statements contained in this Article 3 are true and correct as of the date of this Agreement and covenants with Raybor as follows:

Section 3.01. Power. Such Shareholder has the sole and exclusive right to transfer to Raybor legal and beneficial title and ownership of all the B2B Shares set forth opposite his name in Schedule 2.01, and will upon the execution and delivery of this Agreement transfer to Raybor legal and beneficial title to such B2B Shares, as provided herein, free and clear of all Liens, except restrictions imposed thereon by applicable federal and state securities laws. Such Shareholder has the legal capacity to enter into this Agreement and all other agreements, documents and instruments executed or to be executed by him as contemplated herein and to carry out the transactions and perform each of his obligations provided for herein and therein.

Section 3.02. Due Authorization. Each of this Agreement and the other agreements, documents and instruments to be executed by such Shareholder in connection with this Agreement constitutes (or will constitute when executed) a legally valid and binding obligation of each of such Shareholder, enforceable against such Shareholder in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect, and subject to the availability of equitable remedies.

Section 3.03 Title to B2B Shares. Such Shareholder is the sole legal and beneficial owner of the B2B Shares set forth opposite his or her name in Schedule 2.01, with good and marketable title to such Shares, free and clear of any and all Liens, except restrictions imposed thereon by applicable federal and state securities laws.

Section 3.04 Purchase Entirely for Own Account. This Agreement is made with such Shareholder in reliance upon such Shareholder’s representation to Raybor, which by such Shareholder’s execution of this Agreement such Shareholder hereby confirms, that the Shares issued or issuable to such Shareholder will be acquired for investment for such Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Shareholder further represents that such Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. Each Shareholder understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the

“Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholders’ representations as expressed herein.

Section 3.05 Access to Information. Such Shareholder has received and has had full access to all the information that such Shareholder considers necessary or appropriate to make an informed decision with respect to Purchaser’s investment in the Shares. Such Shareholder acknowledges that Raybor has given such Shareholder the opportunity to ask questions and receive answers from the Raybor regarding the business, prospects and financial condition of Raybor, ICM, ACPA, B2B and Freedom, and to examine any document, matter or information that such Shareholder considers relevant or appropriate in connection with this investment. To the extent that such Shareholder has not sought information regarding any particular matter, such Shareholder represents that he had no interest in doing so and that such matters are not material to such Shareholder in connection with this investment. Such Shareholder has accepted the responsibility for conducting his own investigation and obtaining for such Shareholder, from the above sources and other sources, such information as to the foregoing and all other subjects as such Shareholder deems relevant or appropriate in connection with this investment. Without limiting the foregoing, such Shareholder acknowledges that:

(a) Immediately prior to the transactions contemplated by this Agreement and the Other Agreements, Raybor had no prior operations or revenues and minimal assets;

(b) Such Shareholder has received and read a copy of each of the Other Agreements and the exhibits and schedules attached thereto pursuant to which the ACPA Shareholders, the ICM Shareholders and the Freedom Shareholder have agreed to exchange their shares of capital stock in ACPA, ICM and Freedom for shares of Common Stock of Raybor; and

(c) Such Shareholder understands that the historical financial statements of ICM, ACPA, B2B and Freedom are currently being audited by Raybor’s independent public accountants, that it is presently anticipated that there will be material adjustments made to the financial statements from the unaudited and audited financial statements for such entities previously prepared and that such Shareholder should not rely on such previously prepared financial statements in deciding whether to enter into this Agreement and invest in the Shares.

Section 3.06 Investment Experience. Such Shareholder is able to fend for himself, can bear the economic risk of an investment in the Shares, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Shares.

Section 3.07 Restricted Securities. Such Shareholder understands that the Shares he is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Raybor in a transaction not involving a public offering and that under such laws and applicable regulations the Shares may be resold without registration under the Act, only in certain limited circumstances. In this connection, such Shareholder represents that he is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act. Such Shareholder further understands that Raybor has not complied with the reporting requirements of the Securities Exchange Act of 1934, as amended, during the preceding twelve months and, consequently, SEC Rule 144 is not currently available to such Shareholder and will not be available for resales of the Shares until Raybor has been in full compliance with such reporting requirements for a period of at least twelve months.

Section 3.08 No Public Market. Such Shareholder represents that he understands that no public market now exists for any of the Shares, that Raybor has made no assurances that a public market will ever exist for the Shares and that, even if such a public market exists at some future time, Raybor may not then be satisfying the current reporting requirements of Rule 144.

Section 3.9 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Shareholder covenants and agrees not to make any disposition of all or any portion of the Shares unless and until:

(a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i) Such Shareholder shall have notified Raybor of the proposed disposition and shall have furnished Raybor with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by Raybor, such Shareholder shall have furnished Raybor with an opinion of counsel, reasonably satisfactory to Raybor, that such disposition will not require registration of such Shares under the Securities Act. Notwithstanding the provisions of subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by gift, will or intestate succession of any Shareholder or transferee to his spouse or to the siblings, lineal descendants or ancestors of such Shareholder or his spouse, in each such case if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Shareholder hereunder.

Section 3.10 Legends. Each Shareholder acknowledges and agrees that the certificates evidencing the Shares, and any securities issued in respect thereof or in exchange therefor, may bear one or all of the following legends:

“These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, transferred, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or, if reasonably requested by the issuer, an opinion of counsel satisfactory to the issuer that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

Section 3.11 Market Standoff. Each Shareholder hereby covenants and agrees that, during the period of duration specified by Raybor and an underwriter of Common Stock or other securities of Raybor, following the effective date of the first registration statement of Raybor filed under the Securities Act, he shall not, to the extent requested by Raybor and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of Raybor held by such Shareholder at any time during such period except Common Stock included in such registration; provided, however, that such market stand-off time period shall not exceed 180 days. In order to enforce the foregoing covenant, Raybor may impose stop–transfer instructions with respect to such securities of each Shareholder until the end of such period.

Section 3.12 Legal Representation. Each Shareholder acknowledges and agrees that (i) legal counsel to Raybor is representing only Raybor in connection with this Agreement and the transactions contemplated hereby and is not representing such Shareholder and (ii) such Shareholder has been given the opportunity to have his own legal counsel represent such Shareholder in connection with this Agreement and the transactions contemplated hereby and has declined to do so.

ARTICLE 4. B2B REPRESENTATIONS AND WARRANTIES

Subject to such exceptions as are specifically disclosed in the disclosure schedule appended hereto (referencing the appropriate Section numbers) supplied by B2B to Raybor (the “Disclosure Schedule”), which exceptions shall be deemed to be representations and warranties under this Agreement, B2B hereby represents and warrants to Raybor that the statements contained in this Article 4 are true and correct as of the date of this Agreement; provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

Section 4.01. Organization, Qualification, and Corporate Power of B2B. B2B is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon. B2B is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Material Adverse Effect on B2B. B2B has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

Section 4.02. Capitalization of B2B. The entire authorized capital stock of B2B consists of Two Thousand (2,000) shares of Common Stock, Nine Hundred Thirty (930)

shares of which are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, non-assessable and were not issued in violation of any preemptive rights, rights of first refusal, or any similar rights and are held of record by the Shareholders. None of the issued and outstanding shares of capital stock are subject to any preemptive rights, rights of first refusal, or any similar rights. All of the outstanding shares of capital stock have been offered, issued and sold by B2B in compliance with applicable federal and state securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of B2B. B2B is not obligated under any stock option plan or other plan providing for equity compensation of any Person. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which B2B is a party or by which it is bound obligating B2B to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of B2B or obligating B2B to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to B2B. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of B2B.

Section 4.03. No Conflicts. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which B2B is subject, (b) violate or conflict with any provision of B2B’s Articles of Incorporation or Bylaws, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which B2B is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of B2B’s assets).

Section 4.04. No Consents Required. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or any third party, including a party to any agreement with B2B, is required by or with respect to B2B in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

Section 4.05. Tax Matters.

(a) B2B has not elected pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) to be treated as a Subchapter S corporation pursuant to Section 1362(a) of the Code. B2B has not made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect.

(b) B2B has timely filed all reports and returns with respect to any Taxes (“Tax Returns”) that it was required to file. All such Tax Returns were correct and complete in all respects so as to avoid any additional assessments and have been completed in accordance with applicable law and were prepared in accordance with the applicable statutes, rules and regulations. All Taxes owed by B2B (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Financial Statements.

(c) B2B has withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act, and other Taxes required to be withheld.

(d) B2B is not a party to nor has it been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the IRS or any other governmental authority and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection from the IRS or any other governmental authority which has not been satisfied, nor does B2B have any reason to believe that any such notice will be received in the future.

(e) B2B is not currently the beneficiary of any extension of time within which to file any Tax Return, and B2B has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(f) There is no dispute, claim or proposed adjustment concerning any Tax liability of B2B either (i) claimed or raised by any governmental authority in writing or (ii) based upon personal contact with any agent of such authority.

(g) No B2B Tax Returns are currently the subject of audit or examination nor has B2B been notified of any request for an audit or examination.

(h) There are no Liens upon any property or assets of B2B relating to or attributable to Taxes, except for Liens for taxes not yet due and payable and B2B has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance upon any property or assets of B2B.

(i) B2B has provided to Raybor copies of all federal and state income and all state sales and use Tax Returns for all periods since B2B’s incorporation.

Section 4.06. Title to Properties. B2B has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business. All current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of B2B and, to the knowledge B2B, on the part of any other party thereto. B2B owns all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). Other than B2B and the customers to which such Customer Information relates, no Person possesses any claims or rights with respect to use of the Customer Information.

Section 4.07. Intellectual Property. B2B owns or possesses sufficient legal rights to all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes (collectively, the “Intellectual Property”) necessary for its business as now conducted and as proposed to be conducted, without any conflict with, or infringement of, the rights of others. B2B has not received any communications alleging that it has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other Person.

Section 4.08. Litigation. Neither the Company nor any of its assets (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is or has been, or, to the knowledge of B2B, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF RAYBOR

Raybor hereby represents and warrants to the Shareholders, and to each of them individually, that the statements contained in this Article 5 are true and correct as of the date of this Agreement; provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

Section 5.01. Organization; Qualification; and Corporate Power. Raybor is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Raybor duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Material Adverse Effect on Raybor. Raybor has full corporate power and authority, and has all necessary licenses and permits (other than licenses or permits the failure of which to possess would not result in a Material Adverse Effect on Raybor), to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

Section 5.02. Authorization. Raybor has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and to perform its obligations hereunder, and no other proceedings on the part of are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement and the transactions contemplated by this Agreement have been approved by Raybor’s Board of Directors. The consummation of the transactions contemplated by this Agreement does not require the approval or consent of the shareholders of Raybor. This Agreement constitutes the valid and legally binding obligations of Raybor, enforceable against Raybor in accordance with its terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

Section 5.03. Capitalization. Immediately prior to the closing of the transactions contemplated by this Agreement, the authorized capital stock of Raybor consisted of One Hundred Million (100,000,000) shares of Common Stock, $0.0001 par value per share, of which Five Million (5,000,000) shares were issued and outstanding. All of the outstanding shares of Raybor’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. The shares of Raybor Common Stock to be issued pursuant to Sections 2.1 of this Agreement will be duly authorized, validly issued, fully paid, non-assessable.

Section 5.04. No Conflicts. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Raybor is subject, (b) violate or conflict with any provision of the certificate of incorporation or bylaws of Raybor, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Raybor is a party or by which it is bound or to which any of its assets is subject, other than any of the foregoing which would not in the aggregate have a Material Adverse Effect on Raybor or adversely affect the ability of Raybor to consummate the transactions contemplated hereby.

Section 5.05. Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or any third party, including a party to any agreement with Raybor, is required by or with respect to Raybor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (b) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings in which the failure of which to obtain would not in the aggregate have a Material Adverse Effect on Raybor or adversely affect the ability of Raybor to consummate the transactions contemplated by this Agreement.

ARTICLE 6. OTHER AGREEMENTS AND COVENANTS

Section 6.01. Confidentiality. Each of the Parties hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge that (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the Parties.

Section 6.02. Additional Documents and Further Assurances. Each Party, at the request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the transactions contemplated hereby.

Section 6.03. Treatment as Reorganization. It is intended by the Parties that the transactions contemplated hereby and by the Other Agreements shall qualify as a “reorganization” within the meaning of section 368(a)(1)(B) of the Code. Notwithstanding the foregoing, no Party makes any representations as to the tax consequences of the transactions contemplated by this Agreement or the Other Agreements.

ARTICLE 7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations and warranties set forth in this Agreement, the Disclosure Schedule, or in any certificate or instrument delivered pursuant to this Agreement, shall survive the execution and delivery of this Agreement for a period ending on the one (1) year anniversary of the execution and delivery of this Agreement. The covenants and other agreements set forth in this Agreement shall terminate at the execution and delivery of this Agreement, except for covenants and other agreements which by their terms contemplate or require performance following the execution and delivery of this Agreement, each of which shall survive without limitation until complete performance of the terms thereof.

ARTICLE 8. MISCELLANEOUS

Section 8.01. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns, other than as specifically set forth herein.

Section 8.02. Entire Agreement and Modifications. This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by all Parties.

Section 8.03. Amendment. This Agreement may be amended by the parties hereto by execution of an instrument in writing signed by or on behalf of each of the parties hereto.

Section 8.04. Waivers. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by all of the other Parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 8.05. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

Section 8.06. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 8.07. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.08. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.09. Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement (other than matters subject to arbitration pursuant to the terms of this Agreement or the other agreements delivered by the Parties pursuant hereto) shall be solely and exclusively resolved by a court of competent jurisdiction in the State of Oregon. The Parties hereby consent to the jurisdiction of the courts of the State of Oregon and the United States District Court of the District of Oregon and waive any objections or rights as to inconvenient forum, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

Section 8.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 8.11. Expenses. Each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 8.12. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

Section 8.13. Attorneys’ Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

Section 8.14. Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.

RAYBOR MANAGEMENT INC.

By:	/s/ JEFFREY D. HOYAL
Jeffrey D. Hoyal President and Chief Executive Officer

BACK 2 BACKS, INC.

By:	/s/ JEFFREY D. HOYAL
Jeffrey D. Hoyal, President

/s/ DENNIS L. SIMPSON

Dennis L. Simpson

/s/ JEFFREY D. HOYAL

Jeffrey D. Hoyal

/s/ THOMAS J. PURTZER

Thomas J. Purtzer

/s/ ROBERT J. TRUJILLO

Robert J. Trujillo

/s/ MARK D. PETERSON

Mark D. Peterson